EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into at Phoenix, Arizona, this 1st day of September, 1999 by and between EMPYREAN BIOSCIENCE, INC. (the "Company") and STEPHEN D. HAYTER ("Employee").

                                    RECITALS:

     A. The Company is in the business of infectious disease prevention through the development and sale of microbicide lotion and gel (the "Business");

     B. Employee has certain expertise in connection with certain aspects of the Company's business and has been employed by the Company.

     C. The Company and Employee wish to formalize the employment relationship between them by means of this written Employment Agreement.

     NOW,  THEREFORE,   in  consideration  of  mutual  promises  and  agreements
contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. EMPLOYMENT. The employment relationship between Employee and the Company is upon the terms and conditions set forth herein, effective September 1, 1999 (the "Effective Date").

     2. SERVICES. Employee is currently President and Chief Executive Officer and Chairman of the Board. Employee shall continue as President and Chief Executive Officer and Chairman of the Board for a period of six months from the Effective Date, at which time he shall resign as President and Chief Executive Officer. Thereafter, Employee shall continue to serve as Chairman of the Board of Directors until December 31, 2001 and will continue to be responsible for forming international distribution agreements. Employee will devote his full working time, experience and best efforts to the performance of his duties on behalf of the Company. Employee shall perform all such duties in accordance with such rules, policies and procedures as the Company and or its Board of Directors may adopt from time to time.
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     3. COMPENSATION.

     3.1 BASE SALARY. The Company shall pay to Employee an annual base salary of One Hundred Eighty Thousand Dollars ($180,000.00) payable in consecutive, equal, biweekly installments. Notwithstanding Employee's resignation as President and Chief Executive Officer, Employee's salary and benefits shall continue until December 31, 2001 at the annual salary rate in effect prior to Employee's resignation, as if Employee had not resigned, unless mutually agreed to between Employee and the Board of Directors. Employee's base salary shall be reviewed annually by the Compensation Committee. The first review shall occur twelve(12) months from the Effective Date.

     3.2 CERTAIN BASIC FRINGE BENEFITS. The Company shall provide to Employee a benefits package including, but not limited to, company-sponsored group health insurance (including prescription drug plan), dental insurance, vision insurance, group life insurance, accidental death and dismemberment benefits, short term disability insurance, long term disability insurance and the option to participate in any 401(k) program sponsored by the Company, upon terms and conditions and in amounts to be determined by the Board of Directors as part of a package of benefits approved for Senior Management of the Company. Company will reimburse Employee for his costs, less a reasonable employee contribution, of securing independent health insurance coverage until such time as the new company-sponsored plan is in effect.

     3.3 BUSINESS EXPENSES. The Company shall promptly reimburse Employee for all reasonable, ordinary and necessary business expenses incurred by him in the performance of his duties hereunder, and Employee shall submit receipts, vouchers or other appropriate evidence to substantiate that said expenses were

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incurred  by  Employee  in  connection  with the  business  of the  Company.  In addition, the Company will reimburse Employee for reasonable travel and entertainment expenses budgeted and approved by the Board of Directors.

     3.4 INCENTIVE COMPENSATION. Employee shall be entitled to participate in an incentive compensation bonus program to be adopted by the Company and in effect for Fiscal Year 2000, after consultation with Employee, and pursuant to approval of the Board of Directors. It will be the responsibility of the Employee to prepare an incentive program for Senior Managers to present to the Empyrean Board of Directors for approval.

     3.5 INCENTIVE STOCK OPTIONS. Employee previously has been granted by the Board of Directors of the Company Incentive Stock Options pursuant to the Company's stock option plan (the "Plan"). A schedule of Employee's 2,204,942 outstanding options and their vesting schedule is attached as Exhibit A and is incorporated herein. Any shares acquired by Employee upon the exercise of the Incentive Stock Options shall be subject to and shall be transferable only in compliance with the Plan and applicable securities laws.

     Company hereby agrees to register the shares under the Securities Act of 1933, as amended, by means of an effective Form S-8 registration statement, and all shares issued upon exercise of options granted pursuant to the terms of the Plan will be permitted to be resold under an effective Form S-3 registration statement, if available. Company hereby agrees to have such registration(s) in effect, to maintain the registration(s) in effect as long as necessary for Employee to sell his shares, and to comply with any other requirements, including the preparation of a reoffer prospectus, if applicable, necessary for employee to sell his shares.

     Employee agrees not to sell more than the equivalent of one percent (1%) of the outstanding shares of the Company during any 90 day period for a period of twelve months from the Effective Date. Any non-vested options granted to other

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members of management will vest upon the same performance criteria as applied to
Employee. The options will have a 10-year term and provide for accelerated vesting in the event of a change in control or ownership of the Company or termination of Employee's employment without cause.

     4. TERM, TERMINATION.

     4.1 This Agreement may be terminated by the Company at any time "for cause" or without cause. "For cause" shall mean any termination of the Employee's employment resulting from Employee's engaging in fraud, misappropriation of funds or embezzlement against the Company.

     4.2 If Employee is terminated from employment without cause, the Company shall provide to Employee a twelve month evergreen severance provision whereby Employee's base salary, bonus, benefits and options shall continue for twelve months.

     Any termination of Employee's employment resulting from: (i) Employee's death; (ii) Employee's inability to perform the essential functions of his job with or without reasonable accommodation for 180 consecutive business days or 300 of 365 total days; or (iii) Employee's resignation from his positions with the Company within 30 days after the receipt of written notice from the Company informing Employee that his base salary rate shall be reduced below its then current level (the "Salary Reduction Notice"), or within 30 days of a reduction in duties, title or responsibility, or within 30 days of a change in location, a change in control or a breach of this Agreement, shall be deemed to be a termination by the Company without cause.

     Bonuses to be earned in accordance with an incentive compensation bonus program applicable to the fiscal year in which Employee is terminated will be determined by prorating the full amount of the bonus, which would have been earned, had Employee been employed for the full fiscal year by the number of

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
days employed during the fiscal year. Incentive stock options to be vested upon the attainment of certain performance goals applicable to the fiscal year in which Employee is terminated shall be accelerated and vested as of the Employee's termination date. Bonus shall be payable no later than 90 days following the close of the fiscal year that Employee is terminated.

     Such severance shall be paid to Employee in the form of regular payroll checks, less deductions for taxes and withholdings, in equal consecutive installments during the severance period following Employee's termination. The Company shall continue to pay Employee's salary at the annual rate in effect immediately prior to Employee's termination (unless such termination occurs as a result of the Employee's resignation from his positions with the Company within 30 days after receipt of the Salary Reduction Notice, in which case such payments shall be at the annual salary rate in effect immediately prior to the receipt of the Salary Reduction Notice) for the severance period. Employee shall have the option of accepting a lump sum payment of severance provision calculated by discounting the stream of payments utilizing a discount rate of fifteen percent (15%).

     In the event that participation in any such benefits package is barred, the Company shall arrange to provide Employee with benefits during the severance period substantially similar to those which he is entitled to receive, or reimburse him for his costs of securing independent benefits coverage substantially similar to the benefits package available to him prior to termination, including gross up for any tax cost incurred as a result.

     In the event the Company replaces the benefits package available to senior officers of the Company during the Employee's severance period, Employee shall be entitled to participate in any such replacement package, provided, however, that if the new benefits package is substantially worse, in the aggregate, than the benefits package available to Employee prior to termination, the Company

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
shall arrange to provide him with benefits substantially similar to those which he is entitled to receive, or reimburse him for his costs of securing independent benefits coverage substantially similar to the benefits package available to him prior to termination.

     In the event of a breach of this Agreement by the Company, Employee is eligible, at Employee's option, to receive severance pay in accordance with the twelve month evergreen severance provision set forth above. Such severance payment and acceleration of options as set forth in Section 4.2 shall be Employee's sole remedy at law or in equity against Company for any breach of this agreement and Employee shall sign a full and final release of claims, in a form acceptable to Company, as a condition of receiving such severance payment.

     The Company and Employee mutually agree not to make or utter any disparaging comments about one another, including the Company's past, present and future officers, directors and or employees, and both the Company and the Employee agree not to take any action to injure or harm one another's reputation or business relationships.

     5. COVENANTS OF EMPLOYEE.

     5.1 Employee acknowledges that during the course of his employment by the Company he will have access to trade secrets and other confidential information with respect to the business, operations, accounts, books and records, sales, customers, pricing, marketing, development, testing, scientific research and other activities of the Company ("Trade Secrets"). Accordingly, Employee shall, at all times, keep secret and inviolate all Trade Secrets which he now knows or may hereafter come to know. In addition, Employee shall at no time copy, remove from the premises of the Company or retain, without the prior consent of the Company, any Trade Secrets, including, but not limited to, unpublished records, agreements, books of account, corporate documents, work papers, correspondence, customer lists, memoranda, computer software or documentation in connection

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
therewith, plans, drawings or copies or extracts from any of the foregoing, except as may be required in the normal operation of the Company's business. Upon the termination of Employee's employment, Employee shall promptly return to the Company all Trade Secrets in his possession or under his control and shall verify in writing his return of same as a condition to receipt of any severance pay.

     5.2 Employee agrees that during the term hereof (except as permitted hereunder) and for a period of time equivalent to twice the length of Employee's severance benefit following the termination of his employment, whether by Company or by Employee, with or without cause, he will not engage in the Business within any County or State where Company has conducted or may hereafter conduct any activities; or, own, manage, operate, control, or participate in, or have any ownership interest in a similar business as the Business described in Recital A, provided, however, that Employee may own any securities of any publicly owned and traded entity in which Employee owns less than five percent (5%) interest, which is engaged in the business similar to or competitive with the business of the Company.

     5.3 Employee agrees that for a period of time equivalent to twice the length of Employee's severance benefit following the termination of his employment, whether by Company or by Employee, with or without cause, he will not, directly or indirectly, solicit the Company's employees. If during the severance period, Employee is involved in a similar business as the Business described in Recital A, Employee will not attempt to divert or take away, solicit or contact for purposes related to the Business, any of the Company's customers and he shall refrain from committing any act which would in any way jeopardize any relationship the Company has with any such customer.

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
     5.4 Employee hereby assigns to the Company any and all right, title and interest Employee has or may have in any product, invention, device, method, technique or formula created (in whole or in part) by him during the term hereof, if such product, invention, device, method, technique or formula is created during the hours in which Employee is employed or with the use or assistance of the Company's facilities, materials or personnel. Employee shall execute, acknowledge and deliver all documents and/or instruments which may be requested by the Company in order to effectuate such assignment.

     5.5 The Company shall have the royalty-free right to use in the Business and to make, use and sell products and processes derived from any inventions, discoveries, concepts and ideas (whether or not patentable or copyrightable), including but not necessarily limited to processes, methods, formulae and techniques, as well as derivatives or improvements thereof or know-how related thereto, which are conceived or made by Employee during the term of, during the hours in which Employee is employed by the Company or with the use or assistance of the Company's facilities, materials or personnel.

     5.6 Company and Employee agree that the remedy at law for any breach of the foregoing provisions of Section 5 will be inadequate, and either party shall be entitled to both temporary and permanent injunctive relief enforcing such provisions, in addition to any other remedy it may have at law or in equity.

     5.7 The covenants of Company and Employee contained in this Section 5 are separate and independent of any other provisions hereof and shall survive the termination of this Agreement.

     5.8 Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company, and he hereby acknowledges and agrees that the same are reasonable in time and

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territory, are designed to eliminate competition which otherwise would be unfair to the Company, are fully required to protect the legitimate interest of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Employee.

     6. REPRESENTATIONS BY EMPLOYEE. Employee represents and warrants to the Company that (a) Employee has the legal right, power and authority to enter into this Agreement and perform the obligations imposed upon him, (b) there are no legal proceedings pending, or to the knowledge of Employee, threatened against Employee which would in any way adversely affect the performance of the obligations, and (c) Employee is not a party to any restrictive covenant, agreement, contract or instrument which would in any way prohibit Employee from entering into or performing such obligations.

     7. REPRESENTATIONS BY COMPANY. Company represents and warrants to the Employee that (a) Company has the legal right, power and authority to enter into this Agreement and perform the obligations imposed upon it, (b) there are no legal proceedings pending, or to the knowledge of Company, threatened against Company which would in any way adversely affect the performance of the obligations, and (c) Company is not a party to any restrictive covenant, agreement, contract or instrument which would in any way prohibit Company from entering into or performing such obligations.

     8. INDEMNIFICATION; INSURANCE. The Company will indemnify Employee to the maximum extent permitted by law (including advancing expenses where appropriate) with respect to actions taken by him as an officer or director of the Company, any of its subsidiaries, or any affiliated entity of the Company or any of its subsidiaries. The Company's obligation to provide indemnification shall survive termination of employment. The Company will also maintain in effect during

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Employee's  employment  hereunder directors and officer liability insurance with minimum coverage of $5,000,000 per occurrence and $10,000,000 in the aggregate. Employee will remain insured under such policy until the fifth anniversary of termination of Employee's employment with the Company.

     9. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch of the United States Post Office enclosed in a registered or certified, postage prepaid envelope addressed to the address of the respective parties as set forth below, or to such other address as a party may have fixed by notice as stated below:

     To Employee:                       To the Company:
     ------------                       ---------------
     Stephen D. Hayter                  Empyrean Bioscience, Inc.
     7025 E. Stone Raven Trail          2238 West Lone Cactus Drive
     Scottsdale, Arizona 85262          Suite 200
                                        Phoenix, Arizona 85027

     10. SEVERABILITY. The invalidity or unenforceability of any portion of this Agreement shall not impair or affect the validity or enforceability of any other portion of this Agreement, which shall remain in full force and effect.

     11. ASSIGNMENT. Employee shall not assign, transfer, pledge or encumber this Agreement or any rights or obligations hereunder. The Company may not assign or transfer this Agreement to successor Company in the event of merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company without prior written approval of Employee; provided, however, that in the case of any such assignment or transfer, this Agreement shall be binding upon and inure to the benefit of such transferee, which shall assume and perform all of the obligations of the Company hereunder.

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     12. WAIVER.  A waiver by either party of a breach of any provisions of this
Agreement shall not operate or be construed to be a waiver of any subsequent breach.

     13. MISCELLANEOUS. This Agreement (a) shall be governed by and interpreted in accordance with the local laws of the State of Arizona, (b) shall not be modified except in a writing signed by the parties, (c) constitutes the entire understanding of the parties with respect to the subject matter hereof, superseding all prior understandings and agreements (both oral and written), and
(d) shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns. The paragraph headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

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     IN WITNESS  WHEREOF,  the parties  hereto have executed  this  Agreement in multiple counterparts at the place and as of the date and year first above written.


                                        EMPYREAN BIOSCIENCE, INC.      (Company)


                                        By: /s/ Lawrence D. Bain
                                           -------------------------------------

                                        /s/ Stephen D. Hayter
                                        ----------------------------------------
                                        STEPHEN D. HAYTER             (Employee)


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                                    EXHIBIT A

                                 Exercise
Expiration Date     Grant Dates   Prices    Vesting Schedules
---------------     -----------   ------    -----------------
175,000 (9/6/00)       9/6/96      $0.38    Fully Vested
300,000 (10/3/00)     10/3/97      $0.55    Fully Vested(#)
900,000 (4/28/01)     4/28/98      $0.96    50% Vested
                                            50% Vesting TBD by Comp Committee($)
500,000 (4/28/01)     4/28/98      $0.96    50% Vested(@)
                                            50% Vesting TBD by Comp Committee
 21,197 (2/3/09)       2/3/99      $0.37    Fully Vested
308,745 (2/3/09)       2/3/99      $0.37    50% Vested
                                            50% Vesting TBD by Comp Committee
----------
Footnotes:

(#) - Options were 50% vested. Board approved fully vested options "unless after obtaining an opinion from the Company's CPAs there is a required expense accrual due to the vesting change." Grant Thornton is researching the accounting rules now.

($) - Options were 50% vested. Board approved creating a vesting schedule for the remaining 50% (currently the options vest over time) "unless after obtaining an opinion from the Company's CPAs there is a required expense accrued due to the vesting change." Grant Thornton is researching the accounting rules now.

(@) - Options vested subject to certain performance criteria. The Board approved making the options 50% vested as of April 29, 1999 and creating a vesting schedule for the remaining 50%.

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